Exhibit 99.1

Gordmans Stores, Inc. Announces Second Quarter 2016 Results

Adjusted Diluted Loss per Share Excluding Deferred Tax Valuation Allowance, In-line With Guidance

Omaha, Nebraska (August 19, 2016) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, announced results for its second quarter and six months ended July 30, 2016.

Second Quarter Review

•	Adjusted diluted loss per share of ($0.28), which excludes a ($0.03) charge related to a deferred tax valuation allowance, was in-line with guidance range of ($0.29) to ($0.25).

•	Brick and mortar comparable store inventory decreased 13.6% compared to a year ago.

•	Comparable store sales on an owned basis decreased 11.1%.

Andy Hall, President and Chief Executive Officer, commented, “With the sales environment remaining challenging during the second quarter, we took actions to protect our bottom line and better position the company for the second half of the year. This included reducing second quarter merchandise receipts by 15%. While our proactive inventory reduction contributed to our less than expected comp performance, it allowed us to end the second quarter with comp store inventory down 14% compared to a year ago and improve our inventory currency.”

Hall continued, “We have completed our comprehensive expense review and have identified significant cost saving opportunities throughout the organization. We will start to realize these savings beginning in the third quarter and in earnest next year.”

“While our top line has been challenging, we expect modest improvement in our sales trend beginning in the third quarter. Our inventory positioning allows us to be more proactive in chasing trending businesses, receipting of go forward merchandise and flexibility regarding markdowns. From a long term perspective, our current strategies are focused on yielding sustained, profitable growth and increased value for our shareholders,” concluded Hall.

Second Quarter Financial Results

Net sales for the second quarter ended July 30, 2016 decreased $11.3 million, or 7.9%, to $132.1 million as compared to $143.4 million for the second quarter last year. Comparable store sales on an owned basis decreased 11.1%. On an owned plus licensed basis, comparable store sales declined 10.8%.

Gross profit decreased to $57.1 million, or 43.2% of net sales, from $62.8 million, or 43.8% of net sales, in the second quarter of fiscal 2015. The 60 basis point decrease in gross margin was primarily due to higher markdowns compared to the same period last year to ensure the quality of our inventory as we head into the back half of the year.

Selling, general and administrative expenses increased $0.4 million to $65.3 million or 49.4% of net sales, compared to $64.8 million, or 45.2% of net sales, in the second quarter last year. The increase was primarily due to higher professional fees related to the comprehensive expense review, eCommerce operations which were launched in mid-2015 and higher depreciation expense, partially offset by reduced store payroll, lower pre-opening expenses and lower distribution center expenses.

The income tax benefit of $3.0 million for the second quarter of 2016 was reduced by $0.5 million related to a partial valuation allowance on deferred taxes associated with certain long term leases which represented a ($0.03) charge to the diluted loss per share.

The net loss for the 2016 second quarter, as adjusted to exclude the deferred tax valuation allowance charge, was $5.5 million, or ($0.28) per diluted share. The GAAP basis net loss for the second quarter of fiscal 2016 was $6.1 million, or ($0.31) per diluted share, compared to a net loss of $3.0 million, or ($0.16) per diluted share in the second quarter of fiscal 2015.

At the conclusion of this press release is a reconciliation of GAAP to Non-GAAP adjusted financial measures.

Six Month Financial Results

Net sales for the first six months of fiscal 2016 decreased $15.1 million or 5.2% to $274.3 million as compared to $289.4 million in the corresponding period a year ago. Comparable store sales decreased 8.0% on an owned basis and decreased 7.8% on an owned plus licensed basis. Gross profit decreased to $119.1 million, or 43.4% of net sales, compared to $127.8 million, or 44.2% of net sales last year.

New Stores

The Company opened one new store in Coon Rapids, Minnesota during the second quarter of 2016 and closed one store. The Company plans to open three additional new stores in the third quarter of 2016.

Third Quarter Outlook

For the 2016 third quarter, the Company expects net sales to be between $142 and $147 million, which reflects a comparable store sales decrease on an owned plus licensed basis in the range of (7%) to (10%). The Company expects gross profit margin to be comparable to last year. Total selling, general and administrative expenses are expected to be at or below last year with higher eCommerce related expense and higher depreciation offset by lower stores and distribution center expenses. The Company projects a diluted loss per share in the range of ($0.24) to ($0.29) for the third quarter. The weighted average diluted share count is expected to be approximately 19.5 million.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, August 19, 2016 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans guests can shop in any of our 103 stores in 22 states or at gordmans.com. For more information about Gordmans, please visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share and Per Share Data)

	13 Weeks Ended July 30, 2016 (Unaudited)	13 Weeks Ended August 1, 2015 (Unaudited)	26 Weeks Ended July 30, 2016 (Unaudited)	26 Weeks Ended August 1, 2015 (Unaudited)
Net sales	$132,128	$143,434	$274,308	$289,374
License fees from leased departments	1,769	1,986	3,997	4,419
Cost of sales	(76,839)	(82,593)	(159,231)	(165,998)

Gross profit	57,058	62,827	119,074	127,795
Selling, general and administrative expenses	(65,255)	(64,819)	(129,142)	(128,137)

Loss from operations	(8,197)	(1,992)	(10,068)	(342)
Interest expense, net	(880)	(1,038)	(1,665)	(2,074)
Loss on extinguishment of debt	—	(2,014)	—	(2,014)

Loss before taxes	(9,077)	(5,044)	(11,733)	(4,430)
Income tax benefit	2,995	2,013	4,031	1,773

Net loss	$(6,082)	$(3,031)	$(7,702)	$(2,657)

Basic loss per share	$(0.31)	$(0.16)	$(0.40)	$(0.14)
Diluted loss per share	$(0.31)	$(0.16)	$(0.40)	$(0.14)

Basic weighted average shares outstanding	19,459	19,396	19,444	19,381
Diluted weighted average shares outstanding	19,459	19,396	19,444	19,381

Ratios as a percent of sales:
Gross profit	43.2%	43.8%	43.4%	44.2%
Selling, general and administrative expenses	49.4%	45.2%	47.1%	44.3%
Loss from operations	(6.2%)	(1.4%)	(3.7%)	(0.1%)
Effective tax rate	33.0%	39.9%	34.4%	40.0%
Net loss	(4.6%)	(2.1%)	(2.8%)	(0.9%)

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	July 30, 2016 (Unaudited)	January 30, 2016	August 1, 2015 (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,426	$6,969	$9,946
Accounts receivable	4,368	3,896	3,608
Landlord receivable	5,751	3,805	2,561
Income taxes receivable	5,920	2,746	11,001
Merchandise inventories	110,472	106,566	118,889
Deferred income taxes	4,965	5,077	2,896
Prepaid expenses and other current assets	9,470	8,096	9,985

Total current assets	150,372	137,155	158,886
PROPERTY AND EQUIPMENT, net	92,421	86,375	86,955
INTANGIBLE ASSETS, net	1,820	1,820	1,820
OTHER ASSETS, net	3,711	3,822	3,563

TOTAL ASSETS	$248,324	$229,172	$251,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$73,387	$66,393	$79,436
Accrued expenses	29,990	30,151	27,235
Current portion of long-term debt, net	36,921	18,390	31,711

Total current liabilities	140,298	114,934	138,382

NONCURRENT LIABILITIES:
Long-term debt, less current portion, net	26,484	27,345	28,145
Deferred rent	36,582	33,522	31,640
Deferred income taxes	17,296	18,130	16,318
Other liabilities	318	347	237

Total noncurrent liabilities	80,680	79,344	76,340

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	20	20
Additional paid-in capital	54,711	54,601	54,542
Accumulated deficit	(27,385)	(19,727)	(18,060)

Total stockholders’ equity	27,346	34,894	36,502

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$248,324	$229,172	$251,224

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	26 Weeks Ended July 30, 2016 (Unaudited)	26 Weeks Ended August 1, 2015 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,702)	$(2,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	8,807	8,083
Write-off of deferred financing fees related to extinguishment of debt	—	1,722
Deferred tax valuation allowance	545	—
Share-based compensation expense, net of forfeitures	302	640
Amortization of deferred financing fees	132	355
Loss on retirement / sale of property and equipment	101	23
Deferred tax asset shortfall related to share-based compensation expense	(192)	—
Deferred income taxes	(1,267)	681
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	(5,592)	(3,156)
Merchandise inventories	(3,906)	(24,419)
Prepaid expenses and other current assets	(1,373)	(1,450)
Other assets	111	80
Accounts payable	6,994	15,087
Deferred rent	3,060	(3,741)
Accrued expenses and other liabilities	(1,002)	(2,109)

Net cash used in operating activities	(982)	(10,861)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(17,895)	(8,038)
Proceeds from sale-leaseback transactions	3,752	2,412
Cash received on sale of property and equipment	44	—
Proceeds from insurance settlement	—	21

Net cash used in investing activities	(14,099)	(5,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	116,500	111,850
Repayments on revolving line of credit	(98,038)	(92,502)
Proceeds from secured term loan	—	30,000
Payment of long-term debt	(924)	(29,518)
Payment of debt issuance costs	—	(783)
Payment penalty on early extinguishment of debt	—	(292)
Dividends paid	—	(8)
Proceeds from the exercise of stock options	—	31

Net cash provided by financing activities	17,538	18,778

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,457	2,312
CASH AND CASH EQUIVALENTS, Beginning of period	6,969	7,634

CASH AND CASH EQUIVALENTS, End of period	$9,426	$9,946

GORDMANS STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED FINANCIAL MEASURES

(Unaudited)

To supplement our condensed consolidated statements of operations presented in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted financial measures of operating results that exclude certain items. Loss on extinguishment of debt, loss before taxes, income tax benefit, net loss, and both basic and diluted earnings per share are presented below both as reported on a GAAP and non-GAAP adjusted basis related to the valuation allowance recorded in the second quarter of fiscal year 2016 related to certain long term leases and the loss on extinguishment of debt associated with refinancing our term debt in the second quarter on fiscal year 2015. We believe these items should be presented separately to enhance a reader’s overall understanding of the Company’s ongoing operations. These non-GAAP adjusted financial measures should be considered in conjunction with the GAAP financial measures. We believe these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. In addition, we evaluate results using GAAP and non-GAAP adjusted financial measures. These non-GAAP adjusted financial measures should not be considered in isolation or as a substitute for GAAP financial measures. The following tables reconcile the GAAP to non-GAAP adjusted financial measures for the periods presented.

	13 Weeks Ended July 30, 2016 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	13 Weeks Ended July 30, 2016 Non-GAAP as Adjusted (Unaudited)
Loss from operations	$(8,197)	$—	$(8,197)
Interest expense, net	(880)	—	(880)
Loss on extinguishment of debt	—	—	—

Loss before taxes	(9,077)	—	(9,077)
Income tax benefit	2,995	545	3,540

Net loss	$(6,082)	$545	$(5,537)

Basic loss per share (1)	$(0.31)	$0.03	$(0.28)
Diluted loss per share (1)	$(0.31)	$0.03	$(0.28)

	13 Weeks Ended August 1, 2015 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	13 Weeks Ended August 1, 2015 Non-GAAP as Adjusted (Unaudited)
Loss from operations	$(1,992)	$—	$(1,992)
Interest expense, net	(1,038)	—	(1,038)
Loss on extinguishment of debt	(2,014)	2,014	—

Loss before taxes	(5,044)	2,014	(3,030)
Income tax benefit	2,013	(809)	1,204

Net loss	$(3,031)	$1,205	$(1,826)

Basic loss per share (1)	$(0.16)	$0.06	$(0.09)
Diluted loss per share (1)	$(0.16)	$0.06	$(0.09)

(1)	Amounts per share may not sum for the periods presented due to rounding.

	26 Weeks Ended July 30, 2016 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	26 Weeks Ended July 30, 2016 Non-GAAP as Adjusted (Unaudited)
Loss from operations	$(10,068)	$—	$(10,068)
Interest expense, net	(1,665)	—	(1,665)
Loss on extinguishment of debt	—	—	—

Loss before taxes	(11,733)	—	(11,733)
Income tax benefit	4,031	545	4,576

Net loss	$(7,702)	$545	$(7,157)

Basic loss per share (1)	$(0.40)	$0.03	$(0.37)
Diluted loss per share (1)	$(0.40)	$0.03	$(0.37)

	26 Weeks Ended August 1, 2015 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	26 Weeks Ended August 1, 2015 Non-GAAP as Adjusted (Unaudited)
Loss from operations	$(342)	$—	$(342)
Interest expense, net	(2,074)	—	(2,074)
Loss on extinguishment of debt	(2,014)	2,014	—

Loss before taxes	(4,430)	2,014	(2,416)
Income tax benefit	1,773	(809)	964

Net loss	$(2,657)	$1,205	$(1,452)

Basic loss per share (1)	$(0.14)	$0.06	$(0.07)
Diluted loss per share (1)	$(0.14)	$0.06	$(0.07)

(1)	Amounts per share may not sum for the periods presented due to rounding.

Company Contact:	Investor Relations:
James Brown	ICR, Inc.
Chief Financial Officer	Brendon Frey
(402) 691-4126	(203) 682-8200